Exhibit 99.1

Operator

Good morning and welcome to Global Net Lease, Inc.’s (“GNL” or the “Company”) second quarter 2026 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Vice President at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone, and thank you for joining us for GNL's second quarter 2026 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our second quarter 2026 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the Company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and supplemental materials.

I'll now turn the call over to our Chief Executive Officer, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

Over the past several years, we've been clear about the strategy we're executing and, more importantly, our commitment to delivering on it. Our second quarter results reflect another period of disciplined execution, with meaningful progress across the initiatives that continue to strengthen GNL and position the Company for its next stage of evolution.

Perhaps the best example of that progress is the proposed acquisition of Modiv. Modiv shareholder voting is currently underway, and we anticipate closing the Modiv transaction in mid-August 2026, shortly after their special meeting and shareholder vote on August 10, 2026.

We believe the strategic rationale for the transaction remains as compelling today as when it was first announced. Modiv's high-quality industrial portfolio features a weighted average remaining lease term of 15.0 years and benefits from 2.4% annual contractual rent escalations, supported by a diversified, creditworthy tenant base that aligns well with GNL's investment strategy. Upon closing, the transaction is expected to extend our portfolio weighted average lease term to 6.6 years and increase our industrial exposure to account for approximately 50% of total straight-line rent, further improving the overall quality and resilience of our real estate portfolio. We also expect the transaction to be approximately 4% accretive to AFFO per share while remaining leverage neutral, allowing us to improve earnings, strengthen the durability of our cash flows, and maintain the strength and flexibility of our balance sheet.

While the proposed acquisition of Modiv has been an important focus, it has by no means been our only priority. During the second quarter of 2026, our disciplined capital recycling strategy gained further momentum as we selectively monetized non-core assets, demonstrating the value of our office assets while continuing to reduce office exposure and strengthen the overall composition of our portfolio. Through July 31, 2026, we have a closed and pending disposition pipeline totaling $263 million, including $145 million of closed dispositions at a weighted average cash cap rate of 7.6% on occupied assets, with approximately 78% of the total disposition volume consisting of office assets.

One transaction illustrates the thoughtful approach we are taking to reduce our office exposure. As previously disclosed, we remain under contract to sell our 133,000-square-foot KPN office property in the Netherlands for approximately $18 million. The property is under a signed purchase and sale agreement, with closing scheduled to coincide with the lease expiration in December 2026. We have received a non-refundable deposit from the proposed buyer and expect to continue collecting the full contractual rental income until closing. We also have additional office assets under advanced negotiations to sell, with transactions following a similar strategy and closings expected to occur upon lease expirations, allowing us to realize the remaining contractual rental cash flows while avoiding the leasing costs, capital expenditures, and occupancy risk associated with taking back vacant office assets. We look forward to providing updates as those transactions advance.

In addition to these transactions, we completed the sale of our 33,000-square-foot office property leased to the U.S. General Services Administration for $13 million and our 369,000-square-foot office property leased to GE Aviation for $48 million, both at a 7.2% cash cap rate following 20-year and 10-year lease extensions, respectively. Collectively, these transactions reflect our ability to proactively monetize office assets at attractive valuations while continuing to reduce our office exposure and improve the overall quality of our portfolio. We remain encouraged by the level of demand we are seeing and believe we are well-positioned to execute on our remaining planned office dispositions.

Upon completion of these planned dispositions, we expect office to represent approximately 21% of straight-line rent, marking another meaningful step in repositioning the portfolio. Equally important, these dispositions support our long-term objective of continuing to reduce leverage while creating additional capacity to reinvest in high-quality single-tenant industrial and retail assets.

While reducing our office exposure remains a key priority, our capital recycling strategy extends beyond that. We plan to continue to opportunistically monetize non-core assets where pricing is attractive and thoughtfully allocate that capital between reducing leverage and investing in opportunities that further enhance the quality of our portfolio and the long-term durability of our earnings.

Consistent with that approach, we completed the acquisition of an approximately 100,000-square-foot single-tenant industrial property in Mississippi leased to Federal Express for approximately $14 million at an 8.2% going-in cash cap rate. The property is leased through 2031, and we are already engaged in discussions with FedEx regarding a long-term lease extension.

The attractive spread between the cap rates we are achieving on dispositions and those available on acquisitions, such as FedEx, highlights the value creation potential of our capital recycling strategy. Going forward, we intend to remain focused on selectively investing in high-quality single-tenant industrial and retail assets that further strengthen our portfolio.

We also believe the investment backdrop for publicly traded REITs continues to improve. Recent research and commentary from firms including Morgan Stanley, UBS, J.P. Morgan, BlackRock, PIMCO, and Heitman point to a common set of themes: improving capital markets liquidity, recovering transaction activity, attractive relative valuations, and growing opportunities for well-capitalized REITs with disciplined capital allocation. We believe the progress we've made strengthening our portfolio, improving our credit profile, establishing an investment-grade balance sheet, and actively recycling capital into higher-quality assets positions GNL well to take advantage of this environment.

In addition to our capital recycling strategy, we continue to evaluate the most effective uses of our disposition proceeds, including opportunistic share repurchases. Since the beginning of our share repurchase program through July 31, 2026, we have repurchased 20.9 million shares at a weighted average price of $8.11, totaling $169.7 million. While the pending Modiv transaction has limited our ability to repurchase shares this quarter, our view on the value of opportunistic buybacks has not changed and we remain disciplined in balancing share repurchases with our priorities of reducing leverage and reinvesting in higher-quality assets.

Turning to our portfolio, at the end of the second quarter of 2026, we owned 798 properties totaling 40 million rentable square feet. Our portfolio occupancy remained steady at 97%, with a weighted average remaining lease term of 5.7 years. Specifically, our office occupancy increased to 99% from 95% in the second quarter of 2025, primarily driven by the disposition of a $45 million vacant office property during the first quarter of 2026, which also eliminated over $1 million of annualized negative NOI drag. Our office portfolio continues to perform well, supported by 100% rent collection and the highest proportion of investment-grade tenants within our portfolio.

GNL's portfolio features a stable tenant base and high quality of earnings, with an industry-leading 63% of tenants carrying an investment-grade or implied investment-grade rating, up from 60% in the second quarter of 2025. Our average annual contractual rental increase is 1.4%, excluding the impact of 20.3% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases.

On the leasing front, we once again delivered strong leasing results across the portfolio, reflecting the quality of our asset management capabilities and tenant relationships. We achieved renewal spreads of approximately 5.6% above expiring rents on more than 357,000 square feet, with a weighted average lease term of 8.4 years.

Highlights from this quarter included nearly 76,000 square feet of renewals with Dollar General at a 7.4% renewal spread, over 147,000 square feet with FedEx Freight at a 4.6% renewal spread, and over 100,000 square feet with FedEx at a 9.1% renewal spread.

These results reflect our disciplined, proactive approach to lease management. By engaging with tenants well in advance of lease expirations, we continue to drive strong retention, preserve high occupancy levels, and capture rental growth, all while maintaining our long-term focus on portfolio stability and cash flow durability.

Our continued efforts to limit exposure to high-risk geographies, asset types, tenants, and industries reflect our intentional diversification strategy and disciplined credit underwriting. No single tenant accounts for more than 6% of total straight-line rent, and our top 10 tenants collectively contribute only 29% of total straight-line rent, with 80% being investment-grade. 48% of our portfolio's straight-line rent is derived from publicly traded tenants or is backed by a publicly traded guarantor, providing greater transparency into the financial profile of a substantial portion of our portfolio. We carefully monitor all tenants in our portfolio and their business operations on a regular basis. I encourage everyone to review the details of each segment of our portfolio in our second quarter 2026 Investor Presentation on our website.

Before concluding, I'd like to briefly address my separation from Bellevue Capital partnership, which was publicly disclosed last month. As part of that separation, I will receive 2.2 million GNL shares from Bellevue, increasing my ownership to approximately 2.9 million shares. This significant ownership position underscores my confidence in GNL's future, the quality of the platform we've built, and the strategy we're executing. I remain fully committed to building on that momentum and creating long-term value for our shareholders.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

For the second quarter of 2026, we recorded revenue of $112.5 million, and a net loss attributable to common stockholders of $7.5 million. AFFO was $45.7 million or $0.22 per share, an increase from $0.21 in the first quarter of 2026.

Looking at our balance sheet, the gross outstanding debt balance was $2.5 billion at the end of the second quarter of 2026, a reduction of $621 million from the end of the second quarter of 2025. Our debt is comprised of $1.0 billion in senior notes, $473 million on the multi-currency Revolving Credit Facility and $1.0 billion of outstanding gross mortgage debt. As of the end of the second quarter of 2026, 92% of our debt is tied to fixed rates or debt that is swapped to fixed rates. Our weighted average interest rate stood at 4.1%, down from 4.3% in the second quarter of 2025, and our interest coverage ratio was 3.2x.

At the end of the second quarter of 2026, our Net Debt to Adjusted EBITDA ratio improved to 6.6x based on Net Debt of $2.3 billion, compared to 7.2x at the end of the first quarter of 2026.

We also continued to realize the benefits of our streamlined operating platform, with recurring capital expenditures declining significantly to $3.4 million in the first half of 2026 from $19.6 million in the first half of 2025. This meaningful reduction in capital requirements further strengthens our cash flow profile and financial flexibility.

As of June 30, 2026, we had liquidity of approximately $919 million and $1.3 billion of capacity on our Revolving Credit Facility, compared to $790 million and $1.2 billion, respectively, as of the end of the second quarter of 2025. We had approximately 211 million shares of common stock outstanding, and approximately 211 million shares outstanding on a weighted average basis for the second quarter of 2026. Since launching our share repurchase program in 2025 and through July 31, 2026, we have repurchased 20.9 million shares for a total of $169.7 million. This includes approximately 1.2 million shares repurchased in the second quarter of 2026 for $11.1 million at a weighted average price of $9.10. Since inception, total repurchases under this program have been executed at a weighted average price of $8.11, a meaningful discount to the current share price. We believe this program has been a highly accretive use of capital and has generated tangible value for our shareholders.

Turning to our outlook for 2026, we are raising our full-year AFFO per share guidance from $0.80 to $0.84 to a new range of $0.82 to $0.85, and increasing our gross transaction volume guidance from $250 million to $350 million to a new range of $700 million to $800 million. We also reaffirm our stated Net Debt to Adjusted EBITDA range of 6.5x to 6.9x. Our updated guidance reflects the anticipated acquisition of Modiv, based on our high degree of confidence that the transaction will close in mid-August 2026. It is important to note that this revised guidance includes only approximately one and a half quarters of expected contribution from the accretive Modiv acquisition during 2026. Our reaffirmed leverage guidance reflects the transaction's expected leverage-neutral structure, which remains fully consistent with our disciplined balance sheet strategy.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

As we approach the third anniversary of our internalization, it's clear how much GNL has evolved. Our objective has been to build a stronger, more resilient company capable of delivering reliable, durable returns for shareholders, and I believe the progress we've made speaks for itself. Over that time, we have simplified our portfolio, materially reduced leverage, strengthened liquidity, improved our credit profile, and established an investment-grade balance sheet. The expected acquisition of Modiv is a natural extension of that strategy, further strengthening our portfolio and enhancing the durability of our earnings.

Today, we're proud to offer shareholders an attractive dividend supported by high-quality earnings from a predominantly investment-grade tenant roster. We believe the repositioning of our portfolio over the past two years has created a meaningfully stronger GNL. As we enter this next chapter, we remain committed to building on that foundation and delivering long-term value for our shareholders.

We’re available to answer any questions you may have after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].